Exhibit 99.1

Aimfinity Investment Corp. I Announces Revised Contribution to Trust Account in Connection with the Proposed Charter Amendment

Wilmington, DE, Jan. 06, 2025 (GLOBE NEWSWIRE) -- Aimfinity Investment Corp. I (the “Company” or “AIMA”) (Nasdaq: AIMAU), a special purpose acquisition company incorporated as a Cayman Islands exempted company, today announced that, in connection with its extraordinary general meeting of shareholders that was previously adjourned from December 30, 2024 to January 9, 2025 (the “Meeting”), the Company has revised the terms and conditions in connection with the proposal to amend the Company’s current charter (the “Charter Amendment Proposal”).

The revised terms and conditions, among other things, include:

●	If the shareholders approve the Charter Amendment Proposal, the Company will have until January 28, 2025 to complete a business combination and may elect to extend up to nine times, each by a one-month extension, for a total up to nine months to October 28, 2025 (such extension, the “New Monthly Extension”). For each New Monthly Extension, the required contribution to the trust account of the Company (the “Trust Account”) is revised to the amount of $0.05 for each remaining public share (the “New Extension Fee”) (as compared to the original proposed amount of lesser of (i) $15,000 for all remaining public shares, and (ii) $0.033 for each remaining public share).

●	As disclosed in the Company’s registration statement on Form S-1 (File No. 333-263874) in connection with its initial public offering, when redeeming public shares, the proceeds then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses) will be used to fund the redemption. The Company agrees not to use such trust proceeds including interests earned to pay dissolution expenses.

●	As disclosed in the Company’s Current on Form 8-K filed with the SEC on October 16, 2023, in connection with the Company’s business combination (the “Docter Business Combination”) with Docter Inc., a Delaware corporation the sponsor (the “Sponsor”) of the Company’s IPO, Aimfinity Investment LLC, has agreed to waive any adjustment to the conversion ratio provided in the Company’s Charter for the holders of the Class B ordinary shares to convert into Class A ordinary shares at the closing of the Docter Business Combination. As a result, the Sponsor may only convert each Class B ordinary share it holds on a one-for-one basis into such number of Class A ordinary shares of the Company at the closing of the Docter Business Combination.

For further information, you may refer to the current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or around January 6, 2025.

As a result of the adjournment of the Meeting, the deadline for the Company’s public shareholders to deliver their redemption requests or reversal of such requests is extended to 5:00 p.m. Eastern Time, January 8, 2025. The record date for determining the Company shareholders entitled to receive notice of and to vote at the Meeting remains the close of business on November 27, 2024 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

There is no change to the location, the purpose or any of the proposals to be acted upon at the Extraordinary Meeting. The physical location of the Extraordinary Meeting remains at 3F., No. 25, Gongyuan Rd., Pingtung City, Pingtung County, Taiwan (R.O.C.), and virtually via teleconference, for which you must register in advance at: https://forms.office.com/r/PvfdJyQ6xm.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Vstock Transfer LLC
18 Lafayette Place
Woodmere, NY 11598
Attn: Chief Executive Officer

Shareholders who have questions regarding the Meeting or the impact on the votes casted, or would like to request documents may contact the Company’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565, or banks and brokers can call (206) 870-8565, or by email at ksmith@advantageproxy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the adjournment, the date of the Meeting and the extension of the deadline to deliver a redemption request. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

On December 11, 2024, the Company filed the proxy statement on Schedule 14-A (“Proxy Statement”) with the SEC in connection with its solicitation of proxies for the Meeting. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the Proxy Statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or contact proxy solicitor:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

Participants in the Solicitation

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Extraordinary Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. You may obtain free copies of these documents using the sources indicated above.